Exhibit 99.1

Allarity Therapeutics Announces Presentation of Phase 2 Clinical Data from Ongoing Trial in Advanced Ovarian Cancer Patients at the 2025 Annual Meeting for the Society of Gynecologic Oncology

● The Annual Meeting is the foremost educational and scientific event for gynecologic oncologists

● Stenoparib has shown clinical benefit in heavily pre-treated patients, including those with platinum-resistant and refractory ovarian cancer

● Findings may reflect stenoparib’s dual PARP/Wnt pathway inhibition

Boston (March 17, 2025)—Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated dual PARP/Wnt pathway inhibitor— announced the presentation of new clinical data from its ongoing Phase 2 trial with stenoparib monotherapy in advanced Ovarian Cancer at the Society of Gynecologic Oncology (SGO) 2025 Annual Meeting on Women’s Cancer, held March 14-17 in Seattle, Washington. SGO is the world’s premier organization for professionals working to lessen the impact of gynecologic cancers, and the Annual Meeting on Women’s Cancer is the premier educational and scientific event for gynecologic oncologists and others dedicated to advancing gynecologic cancer care.

The poster presentation, titled "A Phase II Trial of Stenoparib (2X-121): A Novel Dual Tankyrase and PARP Inhibitor in Advanced, Recurrent Ovarian Cancer," will be presented by Dr. Fernanda B. Musa, MD, MS, Director of Clinical Trials in Gynecologic Oncology, Providence-Swedish Cancer Institute.

●	Session: Poster Tour Group 14: Clinical Trials Impacting Future Therapies
●	Date/Time: Monday, March 17, 10:30 a.m. PST

The poster presents data from the first Phase 2 study of stenoparib in advanced ovarian cancer and the first stenoparib study ever to dose twice daily. The study exclusively enrolled patients who had been previously treated with three or more lines of therapy and included patients with especially difficult-to-treat disease. Fourteen of the fifteen enrolled were platinum-resistant, while one patient had primary platinum-refractory disease that did not respond to first-line chemotherapy. There are very few effective treatment options for patients with platinum-resistant and refractory ovarian cancer, who unfortunately tend to have their disease recur within an average of three months. In this study, five patients stayed on therapy longer than four months, with four of these staying on beyond 20 weeks. Importantly, one patient showed a confirmed complete response (i.e., absence of measurable disease) that lasted more than 10 months. The patient with primary platinum-refractory disease remained on therapy beyond 40 weeks. Two patients remain on therapy currently—now more than 17 months.

The data also revealed significant clinical benefit in patients who typically do not get benefit from first-generation PARP inhibitors—those without mutations in the DNA repair gene, BRCA. One of the two patients still on therapy, now more than 17 months, did not have a BRCA mutation or other deficit in homologous DNA repair. Benefit in these BRCA wild-type patients may reflect the unique, dual therapeutic action of stenoparib in inhibiting not only PARP but also the Wnt pathway—a pathway activated in ovarian, colon, and other advanced cancers.

Key Findings:

●	First study to dose stenoparib twice daily optimizing inhibition of PARP and Tankyrase across every 24-hour period.
●	First stenoparib study to show potential durable clinical benefit in platinum-resistant and refractory patients.
●	Data continue to show that stenoparib is well-tolerated and does not elicit the bone marrow toxicity typical of first-generation PARP inhibitors.
●

Study shows clinical benefit across distinct genetic backgrounds including in both BRCA-mutant patients and in BRCA wild-type (non-mutated) patients, a larger patient group than those with BRCA mutation.

●	Study supports the unique mechanism of action for stenoparib, which inhibits PARP and the Wnt oncogenic pathway.
●	Study sets the stage for the newly announced protocol to evaluate stenoparib monotherapy dosed twice daily in platinum-resistant patients.

Dr. Fernanda B. Musa, MD, MS, site investigator for the study, commented, “This remains a challenging disease with limited therapies for patients who have already undergone many prior lines of treatment and who have been declared platinum-resistant or platinum-refractory. The findings from this study suggest that stenoparib may offer a new, well-tolerated therapeutic approach for a broader group of patients, including those with BRCA wild-type disease, who historically have had fewer options. It is a privilege to present these data at SGO 2025 and to share our findings with esteemed colleagues dedicated to advancing gynecologic oncology research.”

Thomas Jensen, Chief Executive Officer of Allarity Therapeutics, stated, “These results are foundational for us as they show stenoparib monotherapy can provide durable clinical benefit to very heavily pre-treated patients, both platinum-resistant and refractory. These data also show clinical benefit in patients both with and without BRCA mutations, or defects in homologous DNA damage repair, and may reflect the unique dual action of stenoparib on both PARP and Tankyrase targets. The data also continue to show that stenoparib is well-tolerated and does not show the bone marrow toxicity of earlier PARP inhibitors. All in all, the results of this exploratory phase 2 study have helped us to craft a new protocol designed with Dr. Fernanda Musa, Dr. Kathleen Moore, and other ovarian cancer thought leaders that will deepen and enrich our understanding of stenoparib’s durable clinical benefit—even in heavily pre-treated patients, enhance our understanding of its unique mechanism of action and accelerate the advance of stenoparib toward regulatory approval.”

Given the relatively heterogeneous patient population in this study, there are no direct comparisons to earlier studies. Importantly, this exploratory trial allowed enrollment of patients with very advanced disease, including massive ascites, following multiple prior lines of therapy. Some of these patients progressed very quickly in the study. The recently announced phase 2 protocol trial was expressly designed to narrow in on patients with platinum-resistant disease who have progressed through only a single, additional line of chemotherapy after the emergence of platinum resistance and who are without active evidence of ascites.

The poster presentation will be available on March 17 at 7:00 a.m. CT on Allarity’s website under the Scientific Publications section.

About Stenoparib
Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the Wnt signaling pathway. Aberrant Wnt/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking Wnt pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, expectations regarding the presentation of stenoparib Phase 2 trial data at the SGO 2025 Annual Meeting and its potential implications for future clinical development. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, to the successful delivery and reception of the stenoparib Phase 2 data presentation at the SGO 2025 Annual Meeting and its impact on ongoing and planned trials. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1/A registration statement filed on April 17, 2024, our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”) and our Form 10-Q quarterly report filed with the SEC on November 14, 2024, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
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        tsp@carrotize.com